Exhibit 10.2

FORM OF TAX SHARING AND INDEMNIFICATION AGREEMENT

BETWEEN

B/E AEROSPACE, INC.,

AND

KLX INC.

DATED AS OF DECEMBER [ ], 2014

Table of Contents

Section 1.	Definition of Terms		5
	(a)	General	5
	(b)	Interpretation	15
Section 2.	Allocation of Tax Liabilities		15
2.1	General Rule		15
	(a)	B/E Liability	15
	(b)	KLX Liability	16
2.2	Allocation of United States Federal Income Tax and Federal Other Tax		16
	(a)	Allocation of Income Tax Relating to B/E Federal Consolidated Income Tax Returns	16
	(b)	Allocation of Income Tax Relating to Federal Separate Income Tax Returns	16
	(c)	Allocation of Federal Other Tax	16
2.3	Allocation of State Income and State Other Taxes		16
	(a)	Allocation of State Income Tax Relating to B/E State Combined Income Tax Returns	16
	(b)	Allocation of State Income Tax Relating to Separate Returns	16
	(c)	Allocation of State Other Tax	16
2.4	Allocation of Foreign Taxes		16
	(a)	Allocation of Foreign Income Tax Relating to B/E Foreign Combined Income Tax Returns	16
	(b)	Allocation of Foreign Income Tax Relating to Separate Returns	16
	(c)	Allocation of Foreign Other Tax	17
2.5	Taxes Not Shown on a Tax Return		17
2.6	Certain Transaction and Other Taxes		17
	(a)	KLX Liability	17
	(b)	B/E Liability	17
	(c)	IP Sale Taxes	17
	(d)	Certain Transfer Taxes	18
Section 3.	Proration of Taxes for Straddle Periods		18
Section 4.	Preparation and Filing of Tax Returns		18
4.1	General		18
4.2	B/E’s Responsibility		18
	(a)	Federal Consolidated	18
	(b)	State Combined	19
	(c)	Separate	19
	(d)	Cooperation	19
4.3	KLX’s Responsibility		19
4.4	Tax Accounting Practices		19
	(a)	General Rule	19
	(b)	Reporting of Transactions	19
4.5	KLX Carrybacks and Claims for Refund		20
4.6	Apportionment of Earnings and Profits and Tax Attributes		20

Section 5.	Tax Payments		21
5.1	Payment of Taxes with Respect to B/E Federal Consolidated Income Tax Returns, B/E State Combined Income Tax Returns, B/E Foreign Combined Income Tax Returns		21
5.2	Payment of Taxes With Respect to IP Sales Taxes, Restructuring Taxes and Certain Returns of Other Taxes		21
	(a)	Computation and Payment of Tax Due	21
	(b)	Computation and Payment of Liability With Respect To Tax Due	21
	(c)	Adjustments Resulting in Underpayments	21
5.3	Payment of Separate Company Taxes		22
5.4	Indemnification Payments		22
5.5	Recomputations		22
Section 6.	Tax Benefits		22
6.1	Tax Benefits		22
	(a)	General	22
	(b)	Reimbursements	23
	(c)	Cooperation	23
6.2	B/E and KLX Income Tax Deductions in Respect of Certain Compensation		23
6.3	Protective Section 336(e) Election		24
Section 7.	Tax-Free Status		25
7.1	Tax Opinions and Representation Letters		25
	(a)	General	25
	(b)	Internal Restructuring	25
7.2	Restrictions on KLX		25
	(a)	General	25
	(b)	ATB	25
	(c)	Additional Restricted Actions	25
	(d)	Certain Issuances of KLX Capital Stock	26
	(e)	KLX Restructuring	26
	(f)	Distributions by Foreign KLX Subsidiaries	27
7.3	Restrictions on B/E		27
	(a)	General	27
	(b)	ATB	27
	(c)	Additional Restricted Actions	27
	(d)	Certain Issuances of B/E Capital Stock	28
7.4	Procedures Regarding Opinions and Rulings for Restricted Acts		28
	(a)	Notice by KLX	28
	(b)	Notice by B/E	28
	(c)	Control of Ruling Process	29
7.5	Liability for Tax-Related Losses		29
	(a)	KLX	29
	(b)	B/E	29
	(c)	Shared Losses	30
	(d)	Payments	30
Section 8.	Assistance and Cooperation		30

8.1	Assistance and Cooperation	30
8.2	Tax Return Information	30
	(a) General	30
	(b) KLX Tax Package	30
8.3	Confidentiality	31
8.4	VAT	31
Section 9.	Tax Records	31
Section 10.	Tax Contests	32
10.1	Notice	32
10.2	Control of Tax Contests	32
	(a) Separate Company Taxes	32
	(b) B/E Federal Consolidated Income Tax Return	32
	(c) B/E State Combined Income Tax Return	32
	(d) B/E Foreign Combined Income Tax Return	32
	(e) Certain Other Returns	32
	(f) Tax-Related Losses	33
	(g) Settlement Rights	33
	(h) Tax Contest Participation	33
	(i) Power of Attorney	34
	(j) Cooperation	34
Section 11.	Effective Date; Termination of Prior Tax Agreements	34
Section 12.	Survival	34
Section 13.	Treatment of Payments	34
	(a) General	34
	(b) After-Tax Basis	35
Section 14.	Disagreements	35
	(a) General Procedures	35
	(b) Tax Advisor Resolution	35
	(c) High-Level Dispute	36
Section 15.	Late Payments	36
Section 16.	Expenses	36
Section 17.	General Provisions	36
17.1	Notices	36
17.2	Waiver	37
17.3	Severability	37
17.4	No Duplication of Payment	38
17.5	Counterparts	38
17.6	Governing Law	38
17.7	Assignment	38
17.8	Amendment	38
17.9	Subsidiaries	38
17.10	Parties in Interest	38
17.11	Currency	39
17.12	Waiver of Jury Trial	39
17.13	Limitation of Liability	39
17.14	Public Announcements	39

TAX SHARING AND INDEMNIFICATION AGREEMENT

This TAX SHARING AND INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of December [  ], 2014, between B/E Aerospace, Inc., a Delaware corporation (“B/E”), and KLX Inc., a Delaware corporation and a newly-formed, direct wholly-owned subsidiary of B/E (“KLX”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement.

RECITALS

WHEREAS, the Board of Directors of B/E has determined that it would be appropriate and desirable to completely separate the CMS Business from B/E;

WHEREAS, as of the date hereof, B/E is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code that has elected to file consolidated U.S. Federal income tax returns (“B/E Affiliated U.S. Tax Group”);

WHEREAS, pursuant to the Separation and Distribution Agreement, B/E and KLX have agreed to separate the CMS Business from B/E by means of, among other actions, (i) various internal restructuring transactions largely involving B/E foreign subsidiaries in order to effect the separation of the entities conducting the CMS Business from the entities conducting the Manufacturing Business (the “Internal Restructuring”), the steps of which are described in Exhibit A to this Agreement; (ii) the Contribution; (iii) the Debt Repayment and (iv) the Distribution;

WHEREAS,  B/E and KLX intend that with respect to the External Spin-Off, (i) the Contribution and the Distribution, taken together, qualify as a reorganization under Section 368(a)(1)(D) of the Code pursuant to which no gain or loss is recognized by B/E or KLX under Sections 357, 361 and 1032 of the Code and with each of B/E and KLX as a party to the reorganization; (ii) the Debt Repayment qualifies as a transfer under Section 361(b)(3) of the Code such that no gain is recognized by B/E upon the receipt of the Cash Proceeds in connection with the Contribution; and (iii) the Distribution qualifies for non-recognition of gain or loss under Sections 355 and 361 of the Code (collectively, the “Tax-Free Status”);

WHEREAS, as a result of the Distribution, KLX and certain of its subsidiaries will cease to be members of the B/E Affiliated U.S. Tax Group as of the Distribution Date;

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1.                  Definition of Terms.

(a)         General. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Adjustment Request” means any claim or request filed with any Tax Authority for the adjustment, refund, or credit of Taxes, including (a) any adjustment pursuant to an amended Tax Return, and (b) any claim for a refund or credit of Taxes.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.  The term Affiliate shall refer to Affiliates of a person as determined at the relevant time for the determination, provided for the period from and after the Distribution, no member of the B/E Group shall be deemed an Affiliate of the KLX Group and no member of the KLX Group shall be deemed an Affiliate of the B/E Group.

“Agreement” shall mean this Tax Sharing and Indemnification Agreement.

“B/E” shall have the meaning set forth in the first sentence of this Agreement.

“B/E Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by B/E and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Manufacturing Business as conducted immediately prior to the Distribution.

“B/E Adjustment” means any proposed adjustment by a Tax Authority or claim for refund or credit asserted in a Tax Contest to the extent that, under this Agreement, B/E would be exclusively liable for any resulting Tax or exclusively entitled to receive any resulting Tax Benefit.

“B/E Affiliated U.S. Tax Group” shall have the meaning set forth in the recitals to this Agreement.

“B/E Board Certificate” shall have the meaning set forth in Section 7.3(d) of this Agreement.

“B/E Capital Stock” means all classes or series of stock of B/E, including (i) the B/E Common Stock, (ii) all options, warrants and other rights to acquire such stock and (iii) all instruments properly treated as stock in B/E for U.S. federal income tax purposes.

“B/E Common Stock” means the single class of common stock of B/E authorized and outstanding on the Distribution Date.

“B/E D/355 Certificate” means an officers’ certificate in which the B/E D/355 Representations are made or confirmed on behalf of B/E in connection with the issuance of a Tax Opinion relating to the Tax-Free Status of the External Spin-Off.

“B/E D/355 Representations” means certain representations, statements, undertakings and covenants of B/E provided in connection with the issuance of a Tax Opinion relating to the Tax-Free Status of the External Spin-Off.

“B/E Federal Consolidated Income Tax Return” means any United States Federal Income Tax Return for the B/E Affiliated U.S. Tax Group.

“B/E Foreign Combined Income Tax Return” means a consolidated, combined or unitary or other similar Foreign Income Tax Return or any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the B/E Group together with one or more members of the KLX Group (but not, for the absence of doubt, United Kingdom companies claiming group relief).

“B/E Group” means B/E and its Affiliates, excluding any entity after the Distribution that is a member of the KLX Group.

“B/E Group Percentage” means 100% minus the KLX Group Percentage.

“B/E Separate Return” means any Separate Return of B/E or any member of the B/E Group.

“B/E State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the B/E Group together with one or more members of the KLX Group.

“Business Day” has the meaning set forth in the Separation and Distribution Agreement.

“CMS Business” has the meaning set forth in the Separation and Distribution Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Compensation” shall have the meaning set forth in Section 6.2.

“Contribution” means the contribution of the KLX Assets that comprise the CMS Business, including the stock of the KLX Subsidiaries, by B/E to KLX in exchange for (i) KLX Common Stock and (ii) cash in an amount up to $750 million representing a portion of the net loan proceeds borrowed by KLX in connection with the Contribution, which cash will be used to fund the Debt Repayment (“Cash Proceeds”).

“Controlling Party” shall have the meaning set forth in Section 10.2(g) of this Agreement.

“Debt Repayment” means the use by B/E of the Cash Proceeds to repay a portion of the 5.25% Senior Unsecured Notes due 2022 and/or the 6.875% Senior Unsecured Notes due 2020 in connection with the Contribution and the Distribution.

“Distribution” means the pro rata distribution by B/E, in respect of the B/E Common Stock, of all of the KLX Common Stock held by B/E to shareholders of B/E on the basis of one share of KLX Common Stock in respect of two shares of B/E Common Stock.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“External Spin-Off” means the Contribution, the Debt Repayment and the Distribution.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Income Tax or Other Tax for any Taxable Period by or as a result of (1) a final and unappealable decision, judgment, decree or other order of a court of competent jurisdiction; (2) a final settlement, compromise or other agreement with the relevant Taxing Authority, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, an agreement contained in an IRS form 870-AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under State, local or foreign law; (3) the expiration of the applicable statute of limitations; or (4) payment of such Tax, if assessed by a Taxing Authority, pursuant to an agreement in writing by B/E and KLX (or any of their Affiliates) to accept such assessment.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Tax” means any Foreign Income Taxes and/or Foreign Other Taxes.

“Group” means the B/E Group or the KLX Group, or both, as the context requires.

“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 7.5 of this Agreement or (b) in which the amount of liability in dispute exceeds $10 million.

“IP Sale” means the sale, license or other transfer (directly or indirectly and including through a cost sharing or similar arrangement) of the non-U.S. intellectual property relating to the CMS Business formerly held by B/E and other B/E Group members to one or more non-U.S. members of the KLX Group.

“IP Sale Taxes” means any Taxes imposed on or otherwise payable by BE or the other members of the BE Group for any Tax period (before, including and after the Distribution) arising from or otherwise attributable to the IP Sale, including, for the avoidance of doubt, any increase in Taxes resulting from a Final Determination.

“Income Tax” means any Federal Income Tax, State Income Tax and/or Foreign Income Tax.

“Intended Tax Treatment” means the tax treatment of any Restructuring Transaction as originally reported on the relevant Tax Return by the Responsible Company in a manner consistent with the relevant Tax Opinion.

“Internal Restructuring” shall have the meaning set forth in the recitals to this Agreement.

 “IRS” means the United States Internal Revenue Service.

“KLX” shall have the meaning set forth in the first sentence of this Agreement.

“KLX Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by KLX and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the aerospace consumables products distribution segment of the CMS Business as conducted immediately prior to the Distribution.

“KLX Adjustment” means any proposed adjustment by a Tax Authority or claim for refund or credit asserted in a Tax Contest to the extent that, under this Agreement, KLX would be exclusively liable for any resulting Tax or exclusively entitled to receive any resulting Tax Benefit.

“KLX Board Certificate” shall have the meaning set forth in Section 7.2(d) of this Agreement.

“KLX Capital Stock” means all classes or series stock of KLX, including (i) the KLX Common Stock, (ii) all options, warrants and other rights to acquire such stock and (iii) all instruments properly treated as stock in KLX for U.S. federal income tax purposes.

“KLX Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the KLX Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“KLX Common Stock” means the single class of authorized and outstanding common stock of KLX immediately after the Distribution.

“KLX D/355 Certificate” means an officers’ certificate in which the KLX D/355 Representations are made or confirmed on behalf of KLX in connection with the issuance of a Tax Opinion relating to the Tax-Free Status of the External Spin-Off.

“KLX D/355 Representations” means certain representations, statements, undertakings and covenants of KLX provided in connection with the issuance of the Tax Opinion relating to the Tax-Free Status of the External Spin-Off.

“KLX Federal Consolidated Income Tax Return” shall mean any United States Federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which KLX is the common parent.

“KLX Group” means KLX and its Affiliates, as determined immediately after the Distribution, including the KLX Subsidiaries.

“KLX Group Percentage” means the percentage determined by dividing (i) the simple average of the volume weighted average per share price of the KLX Common Stock trading on the trading days commencing with the first trading day following the Distribution Date and ending with the last trading day concurrent with or immediately preceding the thirtieth day following the Distribution Date, by (ii) the sum of (A) the amount determined in clause (i) and (B) the simple average of the volume weighted average per share price of the B/E Common Stock trading on the trading days commencing with the first trading day following the Distribution Date and ending with the last trading day concurrent with or immediately preceding the thirtieth day following the Distribution Date.

“KLX Separate Return” means any Separate Return of KLX or any member of the KLX Group.

“KLX Subsidiaries” means the entities listed on Exhibit 21.1 of Form 10 (as defined in the Separation and Distribution Agreement).

“Manufacturing Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Mitigation Amount” shall have the meaning set forth in Section 6.2 of this Agreement.

“Non-Controlling Party” shall have the meaning set forth in Section 10.2(g) of this Agreement.

“Other Tax” means any Federal Other Tax, State Other Tax, and/or Foreign Other Tax.

“Past Practices” shall have the meaning set forth in Section 4.4(a) of this Agreement.

“Payment Date” means (i) with respect to any B/E Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the Return determined under Section 6072 of the Code, and the date the Return is filed; and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Prime Rate” means the base rate on corporate loans charged JPMorgan Chase Bank, N.A. from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7 to enter into a transaction or series of transactions), whether such transaction is supported by KLX or B/E, as applicable, management or shareholders, is a hostile or unsolicited acquisition, or otherwise, as a result of which B/E or KLX would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from B/E or KLX and/or one or more holders of outstanding shares of B/E Capital Stock or KLX Capital Stock, as applicable and including through a stock offering or other issuance, a number of shares of B/E Capital Stock or KLX Capital Stock that would, when combined with any other changes in ownership of B/E Capital Stock or KLX Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 35% or more of (A) the value of all outstanding shares of B/E Capital Stock or KLX Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of B/E Capital Stock or KLX Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by B/E or KLX of a shareholder rights plan that meets the requirements of Revenue Ruling 90-11 or (ii) issuances of stock by B/E or KLX that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d) or (iii) transfers of stock on an established securities market that are described in Safe Harbor VII of Treasury Regulation Section 1.355-7(d). For this purpose, any recapitalization, repurchase or redemption of B/E Common Stock or KLX Common Stock (as the case may be) and any amendment to the certificate of incorporation (or other organizational documents) of B/E or KLX (as the case may be) shall be treated as an indirect acquisition of such stock by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in B/E or KLX (as the case may be) for U.S. federal income tax purposes increases by vote or value. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Representation Letters” means the representation letters delivered or deliverable by B/E and KLX (and their officers) in connection with the rendering by Tax Advisors of the Tax Opinions, including, with respect to the Tax Opinion relating to the Tax-Free Status of the External Spin-Off, the B/E D/355 Certificate, the KLX D/355 Certificate, and the Senior Management Representation Letter.

“Responsible Company” means, with respect to any Tax Return, the Company having the primary responsibility for preparing and filing such Tax Return under this Agreement.

“Restructuring Tax” means any Tax imposed as a result of or directly in connection with the Restructuring Transactions, including any Transfer Tax but excluding any IP Sale Tax and any Tax that is a Tax-Related Loss.

“Restructuring Transactions” means the distributions, transfers, assignments, exchanges and other transactions contemplated by the Internal Restructuring as described on Exhibit A to this Agreement, but excluding for the avoidance of doubt, the External Spin-Off and the IP Sale.

“Ruling” means a private letter ruling issued by the IRS to B/E to the effect that a transaction will not affect the Tax-Free Status or the Intended Tax Treatment.

“Ruling Request” means any letter filed by B/E with the IRS requesting a Ruling (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Section 336(e) Election” shall have the meaning set forth in Section 6.3 of this Agreement.

“Section 7.2(d) Acquisition Transaction” means any transaction or series of transactions involving KLX that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 20% instead of 35%.

“Section 7.3(d) Acquisition Transaction” means any transaction or series of transactions involving B/E that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 20% instead of 35%.

“Senior Management Representation Letter” means the certificate from the Co-Chief Executive Officer and Chairman of B/E in which certain representations and statements are made in connection with the issuance of the Tax Opinion relating to the Tax-Free Status of the External Spin-Off.

“Separate Return” means (a) in the case of any Tax Return of any member of the KLX Group (including any consolidated, combined or unitary Return), any such Tax Return that does not include any member of the B/E Group and (b) in the case of any Tax Return of any member of the B/E Group (including any consolidated, combined or unitary Return), any such Tax Return that does not include any member of the KLX Group.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement between B/E and KLX dated as of December [  ], 2014.

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State which is based upon, measured by, or calculated with respect to:  (i) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax, or any Tax on items of Tax preference, but not including sales, use, real or personal property, value added, escheat, excise or transfer or similar Taxes) or (ii) multiple bases (including franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) together in each case with any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State other than any State Income Taxes, including, for the avoidance of doubt, sales, use, value added, excise, goods and services, customs, escheat and similar Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Tax” means any State Income Taxes and/or State Other Taxes.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or other Tax Attribute.

“Tax Advisor” means an independent tax counsel or an accounting firm of recognized national standing in the United States or other applicable jurisdiction that imposes the Tax in respect of which advice is rendered or an opinion is delivered, provided that, for the avoidance of doubt, if acceptable to both Parties, the Tax Advisor for a matter can be the auditor of either Party.

“Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” shall have the meaning set forth in the recitals to this Agreement.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Matters Dispute” shall have the meaning set forth in Section 14(a) of this Agreement.

“Tax Materials” means the Representation Letters and any other materials delivered or deliverable by B/E, KLX or any other member of their respective Group in connection with the rendering by a Tax Advisor of the Tax Opinions.

“Tax Opinions” means the (i) the opinion of Shearman & Sterling LLP deliverable to B/E and relating to the Tax-Free Status of the External Spin-Off, and (ii) the opinions of one or more other Tax Advisors deliverable to B/E or KLX or another member of their respective Group in connection with the Internal Restructuring.

“Tax Package” shall have the meaning set forth in Section 8.2(b) of this Agreement.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means (i) all U.S. federal, state and local and foreign Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by B/E (or any B/E Affiliate) or KLX (or any KLX Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of (x) the Contribution, the Debt Repayment or the Distribution to qualify for Tax-Free Status or (y) a transaction that is part of the Internal Restructuring to have its Intended Tax Treatment.

“Tax Return” or “Return” means any return or report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar return, report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transfer Taxes” means all sales, use, transfer, recordation, documentary, stamp or similar Other Taxes.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Supplemental Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to B/E (if pursuant to Section 7.2) or KLX (if pursuant to Section 7.3), on which B/E and KLX may rely to the effect that a transaction will not affect the Tax-Free Status or the Intended Tax Treatment, as applicable. Any such opinion shall assume that the Contribution, the Debt Repayment and the Distribution would have qualified for Tax-Free Status, and the Internal Restructuring would have qualified for the Intended Tax Treatment, if the transaction in question did not occur and may assume the accuracy of, and may rely upon, customary assumptions, representations and undertakings reasonably satisfactory to B/E or KLX, as applicable, contained in a certificate delivered by an officer of B/E or KLX as the case may be.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

(b)         Interpretation. For purposes of this Agreement: (i) B/E and KLX are sometimes collectively referred to herein as the “Companies” or the “Parties” and, as the context requires, individually referred to herein as the “Company” or a “Party” and (ii) each of the term B/E Group and the KLX Group shall refer to their members for all Tax Periods whether before or after the Distribution Date.  The provisions of Section 1.02 of the Separation Agreement are incorporated by reference and shall apply to the terms and provisions of this Agreement and the parties hereto mutatis mutandis.

Section 2.                  Allocation of Tax Liabilities.

2.1       General Rule.

(a)         B/E Liability. B/E shall be liable for, and shall indemnify and hold harmless the KLX Group from and against any and all liability for, Taxes which are allocated to B/E under this Section 2 (including any increase in such Tax as a result of a Final Determination).

(b)         KLX Liability. KLX shall be liable for, and shall indemnify and hold harmless the B/E Group from and against any and all liability for, Taxes which are allocated to KLX under this Section 2 (including any increase in such Tax as a result of a Final Determination).

2.2       Allocation of United States Federal Income Tax and Federal Other Tax.  Except as provided in Section 2.6, Federal Income Tax and Federal Other Tax shall be allocated as follows:

(a)         Allocation of Income Tax Relating to B/E Federal Consolidated Income Tax Returns. With respect to any B/E Federal Consolidated Income Tax Return, B/E shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Income Tax Return.

(b)         Allocation of Income Tax Relating to Federal Separate Income Tax Returns. (i) B/E shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any B/E Separate Return; and (ii) KLX shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any KLX Separate Return.

(c)          Allocation of Federal Other Tax.  B/E shall be responsible for any and all Federal Other Taxes attributable to the Manufacturing Business. KLX shall be responsible for any and all Federal Other Taxes attributable to the CMS Business.

2.3       Allocation of State Income and State Other Taxes. Except as provided in Section 2.6, State Income Tax and State Other Tax shall be allocated as follows:

(a)         Allocation of State Income Tax Relating to B/E State Combined Income Tax Returns. B/E shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any B/E State Combined Income Tax Return.

(b)         Allocation of State Income Tax Relating to Separate Returns. (i) B/E shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any B/E Separate Return; and (ii) KLX shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any KLX Separate Return.

(c)          Allocation of State Other Tax. B/E shall be responsible for any and all State Other Taxes attributable to the Manufacturing Business. KLX shall be responsible for any and all State Other Taxes attributable to the CMS Business.

2.4       Allocation of Foreign Taxes. Except as provided in Section 2.6, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:

(a)         Allocation of Foreign Income Tax Relating to B/E Foreign Combined Income Tax Returns. B/E shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any B/E Foreign Combined Income Tax Return.

(b)         Allocation of Foreign Income Tax Relating to Separate Returns. (i) B/E shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any B/E Separate Return, including Foreign Income Tax of any member of the B/E Group imposed by way of withholding by a member of the KLX Group; and (ii) KLX shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any KLX Separate Return, including Foreign Income Tax of any member of the KLX Group imposed by way of withholding by a member of the B/E Group.

(c)          Allocation of Foreign Other Tax. B/E shall be responsible for any and all Foreign Other Taxes attributable to the Manufacturing Business. KLX shall be responsible for any and all Foreign Other Taxes attributable to the CMS Business.

2.5       Taxes Not Shown on a Tax Return. Except as otherwise provided in this Agreement, each Company and its respective Affiliates shall timely pay when due any Taxes not shown on a Tax Return filed by a member of a Group, such as Taxes invoiced by a Taxing Authority, for which such Company or Affiliate is liable under applicable Tax Law.

2.6       Certain Transaction and Other Taxes.

(a)         KLX Liability. KLX shall be liable for, and shall indemnify and hold harmless the B/E Group from and against any and all liability for:

(i)  100% of any IP Sale Taxes;

(ii)  50% of any Restructuring Taxes;

(iii) Any Tax resulting from a breach by KLX of any covenant or representation in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iv)  Any Tax-Related Losses for which KLX is responsible pursuant to Section 7.5 of this Agreement.

(b)         B/E Liability. B/E shall be liable for, and shall indemnify and hold harmless the KLX Group from and against any and all liability for:

(i)  50% of any Restructuring Taxes;

(ii)  Any Tax resulting from a breach by B/E of any covenant or representation in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii) Any Tax-Related Losses for which B/E is responsible pursuant to Section 7.5 of this Agreement.

(c)          IP Sale Taxes.  For purposes of determining IP Sale Income Taxes and amounts indemnified against by KLX on account of IP Sale Taxes, the Income Taxes with respect to the IP Sale shall be computed on a with or without basis by determining for each Tax Period the excess, if any, of the amount of Taxes actually payable by the B/E Group by taking into account the IP Sale over the amount of hypothetical Taxes payable by the B/E Group without taking into account the IP Sale for each Tax Period (by assuming that the IP Sale was implemented by the KLX Group after the Distribution Date with no Tax consequences for the B/E Group in any Tax Period) and KLX shall pay to B/E the amount of any such excess Taxes actually payable by B/E for each Tax Period (including on an estimated basis) in accordance with Section 5.2.  At the request of either Party, the amount of IP Sale Taxes shall be computed or confirmed by a Tax Advisor mutually selected by B/E and KLX, and the costs of such accounting firm and any other reasonable out-of-pocket expenses related thereto shall be borne by KLX.  The Parties shall cooperate and act in good faith in assisting the Tax Advisor in determining the scope of work and in computing or confirming IP Sale Taxes under this Agreement.  At the request of either Party during the 180 day period following the Distribution Date, the Parties shall explore the treatment of the IP Sale as subject to the next day rule of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) and shall jointly determine the reporting of the IP Sale for such purposes, provided if the Parties cannot agree, they shall follow the provisions of Section 14.

(d)         Certain Transfer Taxes.  The Parties agree that any and all Transfer Taxes, imposed in connection with the transfer of the KLX Assets from B/E to KLX pursuant to the Contribution shall be borne equally by B/E and KLX.  B/E shall determine the manner in which any Transfer Taxes and any corresponding transactions are reported for Tax purposes, including any position that no Transfer taxes are due and payable and, unless otherwise required pursuant to a Final Determination, no member of the KLX Group shall take any action that is inconsistent with the manner in which such Transfer Taxes are reported.  B/E shall file (or cause to be filed) all necessary documentation with respect to such Transfer Taxes on a timely basis; provided that KLX Group shall incorporate with the preparation of any such documentation and, to the extent required by applicable Tax law, will timely file such documentation.

Section 3.                  Proration of Taxes for Straddle Periods. With respect to any Straddle Period, B/E and KLX shall treat, and elect to treat the close of the Distribution Date as the last day of the Tax Period.  If no such election is permitted, the Taxes for the Straddle Period shall be allocated to the Pre-Distribution Period as follows: (i) in the case of real or personal property taxes, taxes based on capital, or a flat minimum amount tax, the total amount of such Taxes multiplied by a fraction, the numerator of which is the number of days in the partial period through and including the Distribution Date and the denominator of which is the total number of days in such Straddle Period; and (ii) in the case of all other Taxes, including Income Taxes, based upon an actual closing of the books methodology, as determined in accordance with the relevant books and records; provided that, if the Distribution Date is not on a date for which there is a closing of the financial accounting records for KLX, the closing of the books methodology will be applied to ratably allocate Tax Items for the month which includes the Distribution Date, except that any extraordinary Tax Items (based on the principles of Treasury Regulation Section 1.1502-76(b)(2)(ii)(C)) shall be allocated to the Pre-Distribution and Post-Distribution Period, as applicable.

Section 4.                  Preparation and Filing of Tax Returns.

4.1       General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the Person obligated to file such Tax Returns under the Code or other applicable Tax Law.

4.2                               B/E’s Responsibility. B/E shall prepare and file, or to cause to be prepared and filed:

(a)         Federal Consolidated. B/E Federal Consolidated Income Tax Returns for Tax Periods ending on, before or after the Distribution Date;

(b)         State Combined. B/E State Combined Income Tax Returns and B/E Foreign Combined Income Tax Returns for Tax Periods ending on, before or after the Distribution Date;

(c)          Separate. B/E Separate Returns for Tax Periods ending on, before or after the Distribution Date.

(d)         Cooperation. For any Tax Return described in this Section 4.2, KLX agrees to, and shall compel each other member of the KLX Group whose Tax information is included in any such Tax Return to (i) evidence agreement to be included in such on the appropriate form and (ii) take such other action, including any elections or powers of attorney, as B/E in good faith determines to be reasonably necessary to prepare, complete and timely file such Tax Return (including the payment of any Taxes shown as due thereon) and to carry out the purposes and intent of this Section 4.2.

4.3       KLX’s Responsibility. KLX shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the KLX Group other than those Tax Returns which B/E is required to prepare and file under Section 4.2. The Tax Returns required to be prepared and filed by KLX under this Section 4.3 shall include (a) any KLX Federal Consolidated Income Tax Return for Tax Periods ending after the Distribution Date and (b) KLX Separate Returns required to be filed for Tax Periods ending on, before or after the Distribution Date.

4.4       Tax Accounting Practices.

(a)         General Rule. Except as provided in Section 4.4(b), with respect to any Tax Return described in Section 4.3 for a Pre-Distribution Period or any Straddle Period, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices or unless there is no adverse effect to B/E), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices or there is no adverse effect to B/E), in accordance with reasonable Tax accounting practices selected by KLX.  Except as provided in Section 4.4(b), B/E shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.2, in accordance with reasonable Tax accounting practices selected by B/E provided they are consistent with Past Practices or do not have a materially adverse Tax effect on KLX for Post-Distribution Periods , provided further, that the Parties may mutually agree in writing within 90 days after the External Spin-Off to change one or more of the tax accounting methods or practices related to KLX or the CMS Business.

(b)         Reporting of Transactions. The Tax treatment reported on any Tax Return that relates to the External Spin-Off and Restructuring Transactions shall be consistent with the treatment thereof in the relevant Tax Opinions. To the extent there is a Tax treatment relating to the External Spin-Off or Restructuring Transactions which is not covered by the Tax Opinions, the Companies shall agree on the Tax treatment to be reported on any Tax Return. For this purpose, the Tax treatment shall be determined by the Responsible Company with respect to such Tax Return and shall be agreed to by the other Company unless either (i) there is no reasonable basis for such Tax treatment, (ii) such Tax treatment is inconsistent with the Tax treatment contemplated in the Tax Opinions, or (iii) more favorable Tax treatment is available, as confirmed by an opinion of a Tax Advisor (which opinion and Tax Advisor shall be reasonably acceptable to the Responsible Party). Any dispute regarding such proper Tax treatment shall be referred for resolution pursuant to Section 14, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the Tax Return.

4.5       KLX Carrybacks and Claims for Refund. KLX hereby agrees that, unless B/E consents in writing, (i) no Adjustment Request with respect to any B/E Federal Consolidated Income Tax Return, B/E State Combined Income Tax Returns or any B/E Foreign Combined Income Tax Returns (or any Return of Other Taxes described in clause (ii) of Section 5.2) shall be filed, and (ii) any available elections to waive the right to claim any KLX Carryback arising in a Post-Distribution Period to any Pre-Distribution Period with respect to any B/E Federal Consolidated Income Tax Return, B/E State Combined Income Tax Returns or any B/E Foreign Combined Income Tax Returns (or any Return of Other Taxes described in clause (ii) of Section 5.2) shall be made, and no affirmative election shall be made to claim any such KLX Carryback; provided, however, that the Parties agree that any such Adjustment Request shall be made with respect to any KLX Carryback, upon the reasonable request of KLX, if such KLX Carryback is necessary to prevent the loss of the Tax Benefit of such KLX Carryback and such Adjustment Request, based on B/E’s sole, reasonable determination, will cause no Tax detriment to the B/E Group or any member of the B/E Group (unless KLX agrees to reimburse B/E for the Tax detriment at no net cost to B/E).  Any Adjustment Request which B/E consents to make under this Section 4.5 shall be prepared and filed by B/E or the applicable member of the B/E Group, and KLX shall be responsible for any out-of-pocket expenses with respect to such request and filing.

4.6       Apportionment of Earnings and Profits and Tax Attributes. As soon as reasonably practicable following the Distribution Date, B/E shall notify KLX in writing of the portion, if any, of any earnings and profits, overall foreign loss or other Tax Attribute from Pre-Distribution Periods, including consolidated, combined or unitary Tax Attributes, which B/E determines shall be allocated or apportioned to the KLX Group under applicable Tax Law.  B/E shall provide reasonable timely updates to KLX of the allocation of Tax Attributes as B/E finalizes Tax Returns for the B/E Group and as adjustments, if any, are subsequently made to such Tax Returns.  KLX and all members of the KLX Group shall prepare all Tax Returns in accordance with such written notice. In the event that any temporary or final amendments to Treasury Regulations are promulgated after the date of this Agreement that provide for any election to apply such regulations retroactively, then any such election shall be made only to the extent that B/E and KLX mutually agree to make such election. As soon as practicable after receipt of a written request from KLX, B/E shall provide copies of any studies, reports, and workpapers supporting the earnings and profits and other Tax Attributes allocable to KLX. Any dispute regarding the apportionment of such earnings and profits or any Tax Attribute shall be resolved pursuant to the provisions of Section 14 of this Agreement. All Tax Returns prepared by the B/E Group and the KLX Group shall be consistent with any allocation or apportionment as determined pursuant to this Section 4.6.

Section 5.                  Tax Payments.

5.1       Payment of Taxes with Respect to B/E Federal Consolidated Income Tax Returns, B/E State Combined Income Tax Returns, B/E Foreign Combined Income Tax Returns. B/E shall pay to the IRS or other applicable Tax Authority any Tax due with respect to any B/E Federal Consolidated Income Tax Return, B/E State Combined Income Tax Returns and B/E Foreign Combined Income Tax Returns; provided that Section 5.2 shall apply with respect to any IP Sale Taxes and Restructuring Taxes.

5.2       Payment of Taxes With Respect to IP Sales Taxes, Restructuring Taxes and Certain Returns of Other Taxes. In the case of any (i) Return described in Section 5.1 or Section 5.3 for which IP Sale Taxes and/or Restructuring Taxes will be reported, and (ii) Return of Other Taxes reflecting both Taxes for which B/E is responsible under Section 2 and Taxes for which KLX is responsible under Section 2:

(a)         Computation and Payment of Tax Due. At least five Business Days prior to any Payment Date for any Tax Return, the Responsible Company shall compute the amount of IP Sale Taxes, Restructuring Taxes or Other Taxes, as the case may be, required to be paid to the applicable Tax Authority with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).

(b)         Computation and Payment of Liability With Respect To Tax Due. Within 30 days following the earlier of (i) the due date (including extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, if B/E is the Responsible Company, then KLX shall pay to B/E the amount allocable to the KLX Group under the provisions of Section 2, and if KLX is the Responsible Company, then B/E shall pay to KLX the amount allocable to the B/E Group under the provisions of Section 2, in each case, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the earlier of (i) the due date of the Tax Return (including extensions) or (ii) the date on which such Tax Return is filed, to the date of payment.  Notwithstanding the foregoing and Section 5.2(a), in the case of Income Taxes that are IP Sale Taxes, at B/E’s option, B/E shall be permitted to deliver to KLX a written computation in reasonable detail showing the increase in Income Taxes payable by the B/E Group (computed on a with and without basis in accordance with Section 2.6(c)) prior to the date required by Section 5.2(a), and KLX shall pay the amount of such increase in Income Taxes to B/E within twenty days of KLX’s receipt of such computation; provided KLX shall have the right to have such written computation confirmed by a Tax Advisor in accordance with Section 2.6(c) and, in such case, KLX shall not be required to make a payment to B/E until the amount is confirmed or otherwise determined by such Tax Advisor; provided further that if the payment by KLX occurs after the date the relevant Tax Return is filed or the payment of the relevant Taxes is made by B/E to a Tax Authority (including on an estimated basis), KLX shall also pay interest at the Prime Rate on the amount of the payment based on the number of days from the filing date or the Tax payment date by B/E to the date B/E is reimbursed by KLX for such increased Taxes.

(c)          Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination. The Responsible Company shall compute the amount attributable to the KLX Group (or the B/E Group) in accordance with Section 2 and KLX shall pay to B/E any amount due B/E (or B/E shall pay KLX any amount due KLX) within 30 days from the later of (i) the date the additional Tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.2(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 5.2(c).

5.3       Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Separate Return of Income Taxes and with respect to a Separate Return of Other Taxes, provided that (i) Separate Returns of Other Taxes described in Section 5.2 shall be governed by Section 5.2, and (ii) Section 5.2 shall apply with respect to any IP Sale Taxes and Restructuring Taxes.

5.4       Indemnification Payments. All indemnification payments under this Agreement shall be made by B/E directly to KLX and by KLX directly to B/E and shall be treated by B/E and KLX (and their respective Affiliates) in the manner set forth in Section 13; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the B/E Group, on the one hand, may make such indemnification payment to any member of the KLX Group, on the other hand, and vice versa.

5.5       Recomputations. Notwithstanding anything to the contrary set forth in this Agreement, if one Party makes a payment on account of Taxes to another Party under this Agreement, including with respect to a Tax indemnified against, and the amount of such payment, because of an amended return, Tax Authority adjustment, Final Determination, carryover of a Tax Item or otherwise, would be increased or decreased if computed at a later date, at the written request of either Party, the Parties shall recompute such payment at such later date and an appropriate adjusting payment shall be made between the Parties promptly following such recomputation.

Section 6.            Tax Benefits.

6.1       Tax Benefits.

(a)         General. Except as set forth below, B/E shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which B/E is liable hereunder, KLX shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which KLX is liable hereunder and a Company receiving a refund (including by way of credit or offset) to which another Company is entitled hereunder shall pay over such refund (net of charges imposed on the Company receiving the refund) to such other Company within 30 days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

(b)         Reimbursements. Subject to Section 6.3, if a member of the KLX Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the B/E Group is liable hereunder (or to any Tax Attribute of a member of the B/E Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis (treating any such Tax Benefit as the last item claimed for the taxable year, including after the utilization of any available net operating loss carryforwards)), or if a member of the B/E Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the KLX Group is liable hereunder (or to any Tax Attribute of a member of the KLX Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis (treating any such Tax Benefit as the last item claimed for the taxable year, including after the utilization of any available net operating loss carryforwards)), KLX or B/E, as the case may be, shall make a payment to either B/E or KLX, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment) plus interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.1(b).  For the avoidance of doubt, a Tax Benefit is actually realized when the amount of Tax payable is reduced below the amount that would otherwise be payable without the Tax Benefit.

(c)          Cooperation. If as a result of an assessment by a Tax Authority, amended return or otherwise, there is an increase in Taxes for which one Group is liable hereunder because of additional income, reduction in a Tax Attribute or otherwise, then the other Group shall at the request of the first Group file an amended return or otherwise pursue any Tax Benefits claim available to the other Group as a result of the Tax adjustment to the first Group, provided that the first Group has furnished the other Group with (i) an opinion of a Tax Advisor reasonably satisfactory to the other Group to the effect that it is more likely than not that the other Group will prevail in obtaining Tax Benefits or otherwise reducing the Taxes of the other Group because of the Tax adjustment to the first Group, and (ii) an acknowledgement that the first Group will reimburse the other Group for all reasonable out-of-pocket expenses incurred by the other Group in connection with making such Tax Benefit claim.

6.2       B/E and KLX Income Tax Deductions in Respect of Certain Compensation. Solely a member of the B/E Group shall be entitled to claim any Income Tax deduction on its Tax Return arising from the payment of the 2014 cash bonuses, as described in Section 7.01(a) of the Employee Matters Agreement, and any vesting, exercise, disqualifying disposition, payment or other relevant taxable event occurring prior to the Effective Time with respect to any compensation, including, without limitation, salary, equity awards, incentive compensation and deferred compensation (“Compensation”).  Solely a member of the B/E Group shall be entitled to claim any Income Tax deduction on its Tax Return arising from the vesting, exercise, disqualifying disposition, payment or other relevant taxable event with respect to any Compensation earned by any individual who has ceased to provide services to any member of either the B/E Group or the KLX Group prior to the Effective Time.  Solely the member of the Group for which the relevant individual is currently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, occurring after the Effective Time (other than the payment of the 2014 cash bonuses, as described in Section 7.01(a)

of the Employee Matters Agreement), as appropriate, in respect of Compensation shall be entitled to claim any Income Tax deduction arising from such Compensation on its respective Tax Return associated with such event.  If, as a result of a Final Determination, the Group that claimed a deduction pursuant to this Section 6.2 is not allowed that deduction, in whole or in part, the other Group shall, upon request by such first Group, make a claim for such deductions if the taxable year to which such deductions would relate is not yet closed; provided, that the first Group has furnished the other Group (1) an opinion of a Tax Advisor reasonably satisfactory to the other Group that such deduction by the other Group is more likely than not to be sustained based on the Final Determination and (2) an acknowledgement that the first Group will reimburse the other Group for all reasonable out-of-pocket expenses incurred by the other Group in connection with claiming such deduction.  The other Group shall pay the first Group an amount equal to the amount by which the Taxes of the other Group have been actually reduced, as reflected on an amended Tax Return or claim for a refund, as a result of such deduction in such taxable year, or any prior or future taxable year to which such deductions may be carried, (the “Mitigation Amount”) assuming that such deductions will be treated as used after any other Tax Attribute of the claiming Group; provided that, if such deduction by such other Group is not sustained in whole or in part in a Final Determination, the Group that received the Mitigation Amount shall return to the Group that paid the Mitigation Amount an amount equal to the reduction in the Mitigation Amount (if any) as a result of such Final Determination together with interest on the reduced amount for the period such amount was held by the returning Group; provided, further, that the other Group shall be required to pay the first Group in respect of any Tax Benefit realized in a future year only at the time when such benefit is actually realized (as determined under the principles of Section 6.1).

6.3       Protective Section 336(e) Election. Pursuant to Treasury Regulation Sections 1.336-2(h)(1)(i) and 1.336-2(j), B/E and KLX agree that B/E shall have the option to make a timely protective election under Section 336(e) of the Code and the Regulations issued thereunder for KLX and each KLX Subsidiary as identified by B/E with respect to the Distribution (a “Section 336(e) Election”).  It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336(e)-1(b)(6), either because (a) the Distribution is not a transaction described in Treasury Regulation Section 1.336-1(b)(5)(i)(B) or (b) Treasury Regulation Section 1.336-1(b)(5)(ii) applies to the Distribution.  If B/E decides to make a Section 336(e) Election, (i) B/E shall notify KLX in writing within 180 days after the Distribution Date, the Companies shall enter into a binding, written agreement and KLX shall cooperate with B/E in making the Section 336(e) Election, including filing any statements, amending any Tax Returns or such other action B/E determines is reasonably necessary to carry out the Section 336(e) Election, and (ii) if the Section 336(e) Election becomes effective, no member of the KLX Group shall take any position inconsistent with the Section 336(e) Election except as may be required by a Final Determination.  If and to the extent that a Section 336(e) Election is made by B/E and there is a failure of one or more of the Distribution, Contribution or Debt Repayment to qualify (in whole or in part) for the Tax-Free Status, and the resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are borne by B/E (rather than KLX because of KLX’s indemnification obligations under this Agreement or otherwise), then, to that extent, B/E shall be entitled to quarterly payments from KLX equal to 85 percent of the actual Tax savings if, as and when realized (using the principle of Section 6.1) arising from the step up in Tax basis resulting from the Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the step up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards), and less a reasonable charge for administrative expenses and other reasonable out-of-pocket expenses necessary to secure the Tax savings.

Section 7.                  Tax-Free Status.

7.1       Tax Opinions and Representation Letters.

(a)         General.  Each of KLX and B/E hereby represents and agrees for itself and on behalf of its Affiliates that (A) it has or will review the Representation Letters and other Tax Materials and, subject to any qualifications therein, all information contained in such Representation Letters and other Tax Materials that concerns or relates to such Company or any member of its respective Group will be true, correct and complete, from the time presented or made through the Distribution Date and thereafter as relevant, (B) it is unaware of any fact or circumstance that is inconsistent with the Representation Letters, the other Tax Materials or the conclusions of the Tax Opinions, and (C) no member of its respective Group has any plan or intention to take any action or fail to take any action if such action or failure to act would be inconsistent with the Representation Letters and/or the other Tax Materials.

(b)         Internal Restructuring.  KLX and B/E acknowledge that one or more of the Tax Opinions and the Representation Letters or other Tax Materials in respect of the Internal Restructuring have not yet been obtained or submitted or may not have been so submitted or obtained in final form.  KLX and B/E shall use their commercially reasonable efforts and shall cooperate in good faith to finalize the Representation Letters or other Tax Materials for the Internal Restructuring as soon as possible hereafter and to cause the same to be submitted to the Tax Advisors, or such other governmental authorities as B/E shall deem necessary or desirable and shall take such other commercially reasonable actions as may be necessary or desirable to obtain the Tax Opinions in order to confirm the Intended Tax Treatment.

7.2       Restrictions on KLX.

(a)         General. KLX agrees that it will not take or fail to take, or permit any KLX Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any information, statement, representation, undertaking or covenant in any Representation Letter, or in the other Tax Materials or in one or more of the Tax Opinions. KLX agrees that it will not take or fail to take, or permit any KLX Affiliate to take or fail to take, any action which prevents or could reasonably be expected to prevent or otherwise disqualify (A) the Tax-Free Status, or (B) the Intended Tax Treatment.

(b)         ATB. KLX agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will continue to be engaged in the KLX Active Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code.

(c)          Additional Restricted Actions. KLX agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, KLX will not (i) enter into any Proposed Acquisition Transaction or, to the extent KLX has the right to prohibit any Proposed

Acquisition Transaction involving KLX, permit any Proposed Acquisition Transaction to occur or otherwise provide its approval or board of directors’ recommendation to a Proposed Acquisition Transaction involving KLX, (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to KLX pursuant to the Contribution or sell or transfer 30% or more of the gross assets of the KLX Active Trade or Business or 30% or more of the consolidated gross assets of the KLX Group (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a KLX Affiliate) any KLX stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of KLX Capital Stock (including, without limitation, through the conversion of one class of KLX Capital Stock into another class of KLX Capital Stock) or (vi) take any other action or actions which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in KLX or otherwise jeopardize the Tax-Free Status for the External Spin-Off, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) KLX shall have requested that B/E obtain a Ruling in accordance with Section 7.4 and B/E shall have received such a Ruling in form and substance satisfactory to B/E in its sole and absolute discretion (exercised in good faith solely to preserve the Tax-Free Status), (B) KLX shall provide B/E with an Unqualified Supplemental Tax Opinion in form and substance satisfactory to B/E in its sole and absolute discretion (exercised in good faith solely to preserve the Tax-Free Status) or (C) B/E shall have waived the requirement to obtain such Ruling or Unqualified Supplemental Tax Opinion.

(d)         Certain Issuances of KLX Capital Stock. If KLX proposes to enter into any Section 7.2(d) Acquisition Transaction or, to the extent KLX has the right to prohibit any Section 7.2(d) Acquisition Transaction involving KLX, proposes to permit any Section 7.2(d) Acquisition Transaction to occur or otherwise proposes to provide its approval or board of directors’ recommendation to a Proposed Acquisition Transaction involving KLX, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, KLX shall provide B/E, no later than ten days following the signing of any written agreement or public filing of any board of directors’ recommendation with respect to the Section 7.2(d) Acquisition Transaction, with a written description in reasonable detail of such transaction (including the type and amount of KLX Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of KLX to the effect that the Section 7.2(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.2(c) apply (a “KLX Board Certificate”).

(e)          KLX Restructuring. KLX shall provide written notice to B/E describing in reasonable detail any internal restructuring (including by making or revoking any election under Treasury Regulation Section 301.7701-3) involving the KLX Group or any contribution, sale or other transfer of any of the assets contributed to KLX as part of the Contribution that is proposed to be taken immediately following the Distribution until the first day after the two-year anniversary of the Distribution Date and shall consult with B/E regarding any such proposed actions reasonably in advance of taking any such proposed actions and shall consider in good faith any comments from B/E relating thereto, and at the request of B/E, KLX shall obtain an Unqualified Supplemental Tax Opinion (in form and substance satisfactory to B/E in its sole discretion) that such internal restructuring will not affect or otherwise change the Tax-Free Status or the Intended Tax Treatment.

(f)            Distributions by Foreign KLX Subsidiaries. Until January 1st of the calendar year immediately following the calendar year in which the Distribution occurs, KLX shall neither cause nor permit any foreign subsidiary of KLX to enter into any transaction or take any action that would be considered under the Code to constitute the declaration or payment of a dividend (including pursuant to Section 304 of the Code) without obtaining the prior written consent of B/E (such prior written consent not to be unreasonably withheld, conditioned or delayed).

7.3       Restrictions on B/E.

(a)         General. B/E agrees that it will not take or fail to take, or permit any member of the B/E Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any information, statement, representation, undertaking or covenant in any Representation Letter or in the other Tax Materials or in one or more of the Tax Opinions. B/E agrees that it will not take or fail to take, or permit any member of the B/E Group to take or fail to take, any action which prevents or could reasonably be expected to prevent or otherwise disqualify (A) the Tax-Free Status, or (B) the Intended Tax Treatment.

(b)         ATB. B/E agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will continue to be engaged in the B/E Active Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code.

(c)          Additional Restricted Actions. B/E agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, B/E will not (i) enter into any Proposed Acquisition Transaction or, to the extent B/E has the right to prohibit any Proposed Acquisition Transaction involving B/E, permit any Proposed Acquisition Transaction to occur or otherwise provide its approval or board of directors’ recommendation to a Proposed Acquisition Transaction involving B/E, (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) 30% or more of the gross assets of the B/E Active Trade or Business or 30% or more of the consolidated gross assets of the B/E Group (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a B/E Affiliate) any B/E stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of B/E Capital Stock (including, without limitation, through the conversion of one class of B/E Capital Stock into another class of B/E Capital Stock) or (vi) take any other action or actions which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in B/E or otherwise jeopardize the Tax-Free Status for the External Spin-Off, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) B/E shall have obtained a Ruling in accordance with Section 7.4 in form and substance reasonably satisfactory to KLX in its discretion (exercised in good faith solely to preserve the Tax-Free Status), (B) B/E shall provide KLX with an Unqualified Supplemental Tax Opinion in form and substance reasonably satisfactory to KLX in its discretion (exercised in good faith solely to preserve the Tax-Free Status) or (C) KLX shall have waived the requirement to obtain such Ruling or Unqualified Supplemental Tax Opinion.

(d)         Certain Issuances of B/E Capital Stock. If B/E proposes to enter into any Section 7.3(d) Acquisition Transaction or, to the extent B/E has the right to prohibit any Section 7.3(d) Acquisition Transaction involving B/E, proposes to permit any Section 7.3(d) Acquisition Transaction to occur or otherwise proposes to provide its approval or board of directors’ recommendation to a Proposed Acquisition Transaction involving B/E, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, B/E shall provide KLX, no later than ten days following the signing of any written agreement or public filing of any board of directors’ recommendation with respect to the Section 7.3(d) Acquisition Transaction, with a written description in reasonable detail of such transaction (including the type and amount of B/E Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of B/E to the effect that the Section 7.3(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.3(c) apply (a “B/E Board Certificate”).

7.4       Procedures Regarding Opinions and Rulings for Restricted Acts.

(a)         Notice by KLX.  If KLX notifies B/E that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.2(c), B/E and KLX shall cooperate and use commercially reasonable efforts to attempt to obtain the Ruling or Unqualified Supplemental Tax Opinion referred to in Section 7.2(c) as expeditiously as possible, unless B/E shall have waived the requirement to obtain such Ruling or Unqualified Supplemental Tax Opinion. KLX shall reimburse B/E for all reasonable out-of-pocket costs and expenses incurred by the B/E Group in connection with obtaining such a Ruling or Unqualified Supplemental Tax Opinion requested by KLX within ten Business Days after receiving an invoice from B/E therefor.

(b)         Notice by B/E. If B/E notifies KLX that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.3(c), B/E and KLX shall cooperate and use commercially reasonable efforts to attempt to obtain the Ruling or Unqualified Supplemental Tax Opinion referred to Section 7.3(c) as expeditiously as possible, unless KLX shall have waived the requirement to obtain such Ruling or Unqualified Supplemental Tax Opinion. B/E shall reimburse KLX for all reasonable out-of-pocket costs and expenses incurred by the KLX Group in connection with obtaining such a Ruling or Unqualified Supplemental Tax Opinion within ten Business Days after receiving an invoice from KLX therefor.

(c)          Control of Ruling Process. B/E shall have sole and exclusive control over the process of obtaining any Ruling; provided that (A) B/E shall keep KLX timely informed of the status and progress of the Ruling Request; (B) B/E shall (1) reasonably in advance of the submission of any Ruling Request documents provide KLX with a draft copy thereof, (2) reasonably consider KLX’s comments on such draft copy, and (3) provide KLX with a final copy; and (C) KLX shall have the right to attend any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither KLX nor any KLX Affiliate shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the External Spin-Off or the Internal Restructuring without the prior consent in writing of B/E (which consent shall not be unreasonably withheld, conditioned or delayed).

7.5       Liability for Tax-Related Losses.

(a)         KLX. Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary and regardless of whether KLX obtained a Ruling, Unqualified Supplemental Tax Opinion or waiver described in Section 7.2(c) with respect thereto, subject to Section 7.5(c), KLX shall be responsible for, and shall indemnify and hold harmless B/E and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition of all or a portion of KLX’s stock and/or it assets (and/or any of its Affiliate’s stock or assets) by any Person, (B) any negotiations, understandings, agreements or arrangements by or on behalf of KLX with respect to transactions or events (including stock issuances or option grants) or a series of transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of KLX representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by KLX after the Distribution (including any amendment to KLX’s certificate of incorporation) affecting the voting rights of KLX stock, (D) any act or failure to act by KLX or any KLX Affiliate described in Section 7.2 (regardless, for the avoidance of doubt, whether such act or failure to act is covered by a Ruling, Unqualified Supplemental Tax Opinion or waiver described in clause (A), (B) or (C) of Section 7.2(c), a KLX Board Certificate described in Section 7.2(d) or a consent or Unqualified Supplemental Tax Opinion described in Section 7.2(e) or Section 7.2(f)), or (E) any breach by KLX of its agreement and representation set forth in Section 7.1(a).

(b)         B/E. Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary and regardless of whether B/E obtained a Ruling, Unqualified Supplemental Tax Opinion or waiver described in Section 7.3(c) with respect thereto, subject to Section 7.5(c), B/E shall be responsible for, and shall indemnify and hold harmless KLX and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition of all or a portion of B/E’s stock and/or its assets (and/or any of its Affiliate’s stock or assets) by any Person, (B) any negotiations, agreements or arrangements by or on behalf of B/E with respect to transactions or events (including stock issuances or option grants) or a series of transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of B/E representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by B/E after the Distribution (including any amendment to B/E’s certificate of incorporation) affecting the voting rights of B/E stock, (D) any act or failure to act by B/E or any B/E Affiliate described in Section 7.3 (regardless, for the avoidance of doubt, whether such act or failure to act is covered by a Ruling, Unqualified Supplemental Tax Opinion or waiver described in clause (A), (B) or (C) of Section 7.3(c) or a B/E Board Certificate described in Section 7.3(d)), or (E) any breach by B/E of its agreement and representation set forth in Section 7.1(a).

(c)          Shared Losses.

(i)                                     To the extent that any Tax-Related Loss is subject to indemnity under both Sections 7.5(a) and (b), responsibility for such Tax-Related Loss shall be shared by B/E and KLX according to relative fault.

(ii)                                  To the extent that any Tax-Related Loss is not subject to indemnity under either Section 7.5(a) or (b), responsibility for such Tax-Related Loss shall be shared by B/E and KLX according to the B/E Group Percentage and the KLX Group Percentage, respectively.

(d)         Payments. Payments of amounts for Tax-Related Losses under this Section 7.5 shall be paid by KLX or B/E, as applicable, to the other Company within two (2) Business Days after the date that such other Company pays the Tax-Related Losses to a Tax Authority or other third-party, and shall be treated in the manner set forth in Section 13.

Section 8.                  Assistance and Cooperation.

8.1       Assistance and Cooperation. The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.

8.2       Tax Return Information.

(a)         General. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns, including information concerning any Tax Attributes that were allocated pursuant to this Agreement.  Any information or documents that the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

(b)         KLX Tax Package. Without limiting Section 8.2(a), the KLX Group shall provide to B/E in a format determined by B/E all information reasonably requested by B/E as necessary to prepare any B/E Federal Consolidated Return, B/E State Combined Tax Return or B/E Foreign Combined Income Tax Return (each, a “Tax Package”).  The Tax Package shall be prepared on a basis consistent with current practices of the B/E Group and the KLX Group, the relevant B/E

State Combined Tax Return, the relevant B/E Foreign Combined Income Tax Return, the relevant B/E Separate Return and the relevant KLX Separate Return to which the Tax Package relates.  KLX shall furnish to B/E the Tax Package for the relevant B/E Consolidated Return, B/E State Combined Tax Return, B/E Foreign Combined Income Tax Return, B/E Separate Return or KLX Separate Return in respect of a taxable year no later than 150 days after the close of the relevant taxable year or, in the case of a short taxable year, no more than 60 days after B/E requests KLX to complete such Tax Package.  KLX shall also furnish B/E work papers and other such information and documentation as is reasonably requested by B/E for Tax preparation purposes with respect to any member of the KLX Group.

8.3       Confidentiality. Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.  B/E or KLX shall not be required to be provide the other Company with any information and documentation requested under this Section 8 if the provision of such information or documentation would result in a waiver of attorney-client privilege or other applicable privilege or protection or would violate any Law.

8.4       VAT. The Parties agree to use their commercially reasonable efforts to ensure the transactions contemplated by the Internal Restructuring and otherwise pursuant to the Separation and Distribution Agreement are treated as transactions which do not attract VAT (a business as a going concern or similar) for the purposes of the relevant legal provisions in each of the territories in which taxable supplies arise.  In the event that there is any uncertainty as to the applicability of VAT, B/E and KLX will seek to obtain an opinion as to the correct tax treatment from the Parties’ Tax Advisors and/or the relevant Tax Authorities where appropriate.  In the event that VAT become chargeable in respect of one or more of such transactions, B/E shall issue the relevant paperwork in compliance with the obligations of each of the relevant territories in which the supplies take place and KLX shall pay such VAT to B/E, provided that to the extent that VAT cannot be reclaimed by a KLX Group member and subsequently refunded to the KLX Group member by the relevant Tax Authority, the Parties shall each bear one-half of such nonreclaimable VAT charges.  If any amount paid by KLX to B/E in respect of VAT pursuant to this Agreement is subsequently found to have been paid in error, B/E shall, it is has not yet accounted for such VAT to the relevant Tax Authority, promptly repay such amount to KLX, and if it has already so accounted then it shall, at their joint expense, use commercially reasonable efforts to obtain repayment thereof from the relevant Tax Authority.  On receiving repayment of any such Taxes B/E shall pay to KLX the amount repaid plus any further associated repayments received such as interest.  The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with these VAT matters including (i) preparing proper invoices and other paperwork relating to the transfer of business assets, and (ii) determining the liability for the amount of any VAT due or the right to and amount of any refund of VAT.

Section 9.   Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and B/E shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Distribution Date.  After such later date occurs, each Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company.  The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90 day period, all or part of such Tax Records.

Section 10.           Tax Contests.

10.1                        Notice. Within ten (10) days after a Company becomes aware of the commencement of a Tax Contest that may give rise to Taxes for which the other Company is responsible pursuant to this Agreement, such Company shall notify the other Company of such Tax Contest.  Such notice shall provide that the notifying Company may seek indemnification from the other Company under this Agreement and shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. A failure of a Company to comply with this Section 10.1 shall not relieve the indemnifying party of its indemnification obligation under this Agreement, except to the extent such failure materially prejudices the ability of the indemnifying party to contest the liability for the relevant Tax or increases the amount of such liability.

10.2                        Control of Tax Contests.

(a)         Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Return (other than a Separate Return of Other Taxes described in clause (ii) of Section 5.2), the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.2(f), (g), (h), (i) and (j) below.

(b)         B/E Federal Consolidated Income Tax Return. In the case of any Tax Contest with respect to any B/E Federal Consolidated Income Tax Return, B/E shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.2(f), (g), (h), (i) and (j) below.

(c)          B/E State Combined Income Tax Return. In the case of any Tax Contest with respect to any B/E State Combined Income Tax Return, B/E shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.2(f), (g), (h), (i) and (j) below.

(d)         B/E Foreign Combined Income Tax Return. In the case of any Tax Contest with respect to any B/E Foreign Combined Income Tax Return, B/E shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.2(f), (g), (h), (i) and (j) below.

(e)          Certain Other Returns. In the case of any Tax Contest with respect to any Return of Other Taxes described in clause (ii) of Section 5.2, (i) B/E shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any B/E

Adjustment, including settlement of any such B/E Adjustment and (ii) KLX shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any KLX Adjustment, including settlement of any such KLX Adjustment, and (iii) B/E and KLX shall jointly control the defense or prosecution of adjustments for which B/E and KLX could each be liable and any and all administrative matters not directly and exclusively related to any B/E Adjustment or KLX Adjustment.

(f)            Tax-Related Losses. Notwithstanding anything to the contrary in this Section 10.2, B/E and KLX shall be entitled to jointly control, compromise and settle any Tax Adjustment proposed, asserted or assessed pursuant to any Tax Contest relating to or involving (1) any Tax-Related Losses for which B/E notifies KLX in writing pursuant to Section 10.1, that B/E may seek indemnification from KLX under this Agreement, or (2) any Restructuring Tax or any IP Sale Tax, provided that B/E shall have exclusive control over any Tax Contest, including exclusive authority with respect to any settlement of any Tax liability, arising with respect to any such Taxes for which B/E notifies KLX in writing that B/E will waive indemnification from KLX.

(g)         Settlement Rights. For Tax Contests other than those that are jointly controlled by the Parties pursuant to Section 10.2(f), unless waived by the Non-Controlling Party in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; (v) the Controlling Party shall defend such Tax Contest diligently and in good faith; and (vi) the Controlling Party shall not settle or compromise such Tax Contest without the prior written consent of the Non-Controlling Party (not be unreasonably withheld, conditioned or delayed). The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was materially prejudiced by such failure. In the case of any Tax Contest described in Section 10.2(a), (b), (c) or (d), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company.

(h)         Tax Contest Participation. Unless waived by the Non-Controlling Party in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 10.2(h) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was materially prejudiced by such failure.

(i)            Power of Attorney. Each member of the KLX Group shall execute and deliver to B/E (or such member of the B/E Group as B/E shall designate) any power of attorney or other similar document reasonably requested by B/E (or such designee) in connection with any Tax Contest (as to which B/E is the Controlling Party) described in this Section 10. Each member of the B/E Group shall execute and deliver to KLX (or such member of the KLX Group as KLX shall designate) any power of attorney or other similar document requested by KLX (or such designee) in connection with any Tax Contest (as to which KLX is the Controlling Party) described in this Section 10.

(j)            Cooperation. The parties will cooperate and act in good faith with each other in the conduct of Tax Contests as reasonably requested by either of them, including (i) the retention and provision on a timely basis of books, records, documentation or other information relating to such Tax Contest, (ii) the filing or execution of any document that may be necessary or reasonably helpful in connection with the Tax Contest, (iii) the use of commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the Tax Contest and (iv) the making of its employees and facilities reasonably available on a mutually convenient basis to facilitate such cooperation.

Section 11.           Effective Date; Termination of Prior Tax Agreements. This Agreement shall be effective as of the Distribution Date. As of the Distribution Date, (i) all prior intercompany Tax allocation agreements or arrangements shall be terminated, and (ii) any outstanding amounts due under such agreements shall be settled and no further payments shall be required. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided that to the extent appropriate, as reasonably determined by B/E in good faith, payments made pursuant to such agreements with respect to Taxes not yet due and payable shall be credited to KLX or B/E, respectively, in computing their respective obligations pursuant to this Agreement.

Section 12.           Survival. This Agreement shall remain in force and be binding so long as the applicable period for assessments or collections of Tax (including extensions) remains unexpired for any Taxes contemplated by, or indemnified against in, this Agreement plus two years; provided that to the extent a claim for indemnification is made prior to the expiration of this Agreement, this Agreement shall survive until such claim is finally resolved.

Section 13.           Treatment of Payments.

(a)         General. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, any indemnity payment made under Section 2.6, 5 or Section 7 and any Tax Benefit payment made under Section 6 shall be treated, for all Tax purposes, as made immediately before the Distribution as a distribution by KLX to B/E or as a contribution by B/E to KLX, as appropriate.  To the extent one Company makes a payment of interest to another Company relating to a payment of Tax under this Agreement, the interest payment shall be treated as interest expense to the payor and as interest income by the recipient and the amount of such payment shall not be adjusted to take into account any associated Tax Benefit to the payor or increase in Tax to the recipient.

(b)         After-Tax Basis. All indemnity payments under this Agreement, including pursuant to Sections 2.6, 5 and 7, shall be (i) increased to take account of any net Tax cost actually incurred by the indemnified party arising from the receipt or accrual of indemnity payments (grossed up for such increase) and (ii) reduced to take account of any net Tax Benefit actually realized by the indemnified party arising from the incurrence or payment of any amount or other loss indemnified against.  In computing the amount of any such Tax cost or Tax Benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any amount or other loss indemnified against hereunder.  For purposes of this Section 13(b), an indemnified party shall be deemed to have “actually incurred” or “actually realized” a net Tax cost or a net Tax Benefit to the extent that, and at such time as, the amount of Taxes payable (including Taxes payable on an estimated basis) by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such amount indemnified against as the case may be.  The Companies shall make any adjusting payment between each other as is required under this Section 13(b) within ten (10) days of the date an indemnified party is deemed to have actually realized or actually incurred each net Tax Benefit or net Tax cost.  The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the indemnified party’s liability for Taxes and any payments necessary to reflect such adjustment shall be made within ten (10) days of such determination.

Section 14.           Disagreements.

(a)         General Procedures. The Companies will use commercially reasonable efforts to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement (including those, if any, relating to the interpretation, implementation or compliance with the provisions of this Agreement). In furtherance thereof, in the event of any dispute or disagreement with respect to this Agreement (other than a High-Level Dispute) (a “Tax Matters Dispute”) between any member of the B/E Group and any member of the KLX Group, the Tax departments of the Companies (and their advisers if requested) shall negotiate in good faith to resolve the Tax Matters Dispute.  In the event that such good faith negotiations do not resolve the Tax Matters Dispute, the Parties shall agree as to whether such dispute shall be governed by the procedures set forth in Section 14.1(b) of this Agreement or in the Article X of the Separation and Distribution Agreement.  If the Parties cannot agree as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Article X of the Separation and Distribution Agreement;

(b)         Tax Advisor Resolution. In the case of any Tax Matters Dispute governed by this Section 14.1(b), the Parties shall appoint a Tax Advisor to resolve such dispute.  In this regard,

the Tax Advisor shall make determinations with respect to the disputed items based solely on representations and factual submissions made by B/E and KLX and their respective representatives, and shall not conduct an independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only.  The Parties shall require the Tax Advisor to resolve any Tax Matters Dispute submitted no later than thirty Business Days after submission of such dispute to the Tax Advisor, but (unless otherwise mutually agreed by the Parties) in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Tax Advisor with respect thereto shall be final and conclusive and binding on the Parties.  The Tax Advisor shall resolve any and all Tax Matters Disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with Past Practices, except as otherwise required by applicable Law.  The Parties shall require the Tax Advisor to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Tax Advisor shall be paid by the non-prevailing Party.  In the event the Tax Advisor cannot make a determination in favor of one Party only or otherwise determines the Tax Matters Dispute cannot be resolved in accordance with this Section 14(b), then the Tax Matters Dispute shall be resolved in accordance with Section 14(c).

(c)          High-Level Dispute. Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Article X of the Separation and Distribution Agreement.

Section 15.           Late Payments. Except as otherwise provided in this Agreement, any amount owed by one Company to the other Company under this Agreement that is not paid when due shall bear interest from the due date until paid at the Prime Rate plus two percent, compounded semiannually.

Section 16.           Expenses. Except as otherwise provided in this Agreement, each Company and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17.           General Provisions.

17.1                        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile (with confirmation of delivery) or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17.1):

if to B/E:

1400 Corporate Center Way

Wellington, FL 33414

Facsimile:  (561) 791-3966

Attention:  General Counsel

with copies to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Telecopy:  (212) 848-7179

Attention:  Creighton O. Condon, Esq.

                  Robert M. Katz, Esq.

if to KLX:

1300 Corporate Center Way

Wellington, FL 33414

Facsimile:  [•]

Attention:  General Counsel

with copies to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Telecopy:  (212) 848-7179

Attention:  Creighton O. Condon, Esq.

                  Robert M. Katz, Esq.

17.2 Waiver. Either Company may (a) extend the time for the performance of any of the obligations or other acts of the other Company and (b) waive compliance with any of the agreements of the other Company or conditions to such Company’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Company to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either Company to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

17.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Company.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Companies shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Companies as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible

17.4 No Duplication of Payment. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require a Company to make any payment attributable to any indemnification for Taxes or payment of Taxes hereunder, or to any Tax Benefit, for which payment has previously been made by such Company hereunder.

17.5 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

17.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

17.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that such assignment shall be effective only if, and as of the time when, the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party.  No assignment permitted by this Section 17.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement

17.8 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Companies or (b) by a waiver in accordance with Section 17.2.

17.9 Subsidiaries. If, at any time, B/E or KLX acquires or creates one or more subsidiaries that are includable in the B/E Group or the KLX Group, as applicable, they shall be subject to this Agreement and all references to the B/E Group or the KLX Group herein shall thereafter include a reference to such subsidiaries. B/E and KLX shall each cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate or subsidiary (direct or indirect) of such Company.

17.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17.11 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein means United States dollars, and all payments hereunder shall be made in United States dollars unless otherwise mutually agreed upon by the Parties.

17.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.12

17.13 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE B/E GROUP OR THE KLX GROUP BE LIABLE TO ANY MEMBER OF THE KLX GROUP OR THE B/E GROUP, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

17.14 Public Announcements. Following the Effective Time, neither Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the matters contemplated by this Agreement without the prior written consent of the other Party unless otherwise required by Law or applicable stock exchange regulation, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release or public announcement.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

“B/E”	“KLX”
B/E AEROSPACE, INC., a Delaware corporation	KLX INC., a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Tax Sharing Agreement]